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                                                                   EXHIBIT 10.21

                             SYNCHRONET(R) SERVICE
                                   AGREEMENT


The undersigned Subscriber requests (Southern/South Central Bell) Telephone Company ("Company") to provide SynchroNet(R) service ("SynchroNet") to InterCept Systems, Inc. ("Subscriber") as described in the attachment of this Service Agreement.

Important tariff provisions relating to SynchroNet are set forth herein:

     1. The Company will furnish, install, maintain and provide Private Line services provided via SynchroNet service in accordance with the Company's lawfully filed tariffs. The tariffs provide the basis for this Agreement with the Subscriber. The Agreement period shall begin the day the SynchroNet service is installed or this Agreement is executed.

     2. The Subscriber agrees to pay the Company for the provision of the SynchroNet ("Service"). The Service is offered for periods of 24 to 42 months, or 43 to 60 months. This monthly rate will continue for the elected service period and will not be subject to Company initiated change during such period.

     The monthly rates for SynchroNet service covered under this Agreement in effect at the time the Service is installed or the Agreement executed will be in effect until the expiration of the service period chosen by the Subscriber. Other rates applicable to other services provided by the Company, that are connected to the SynchroNet service, may be increased during this period as governed by their respective tariffs.

     3. The service period for this Agreement shall be ___ months. The rates and charges for items under this Agreement are identified in Attachment A of this agreement.

     4. In the event that any item of Service is terminated prior to the expiration of the service period, the Subscriber shall pay a Termination Liability Charge as specified in the tariff.

     The following conditions shall also be treated as a termination of service:

     (a) Transfer (i.e. T&F) of SynchroNet to a new location when the criteria for "Moves of Service" in the tariff for Termination Liability are not met.

     (b) Removal of SynchroNet service when change or substitution is requested by the Subscriber.

     5. Additions may be added to an existing service at the customer's option; however, tariff rates, charges, terms and conditions then currently effective for such services will

(R) Registered Service Mark of BellSouth Corporation
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     be applied.

     6. At the expiration of the service period, the Subscriber may select a new payment period according to renewal options provided under the tariff. If the Subscriber does not elect an additional service period, or does not request discontinuance of the service, then the above service will be continued at the monthly rate then currently in effect for month to month rates. Service periods may also be renewed prior to expiration in accordance with regulations and rates then in effect.

     7.  Suspension of service is not permitted for SynchroNet.

     8. The Subscriber agrees to pay any added costs incurred by the Company due to a Subscriber initiated change in the location of the SynchroNet service prior to the time it is placed in Service.

     9. In the event the Service requested by the Subscriber is canceled prior to the establishment of Service, but after the date of ordering reflected herein, the Subscriber is required to reimburse the Company for all expenses incurred in handling the request before the notice of cancellation is received. Such charge however, is not to exceed the sum of all charges which would apply if the work involved in complying with the request had been completed.

     10. Subject to the current provisions of applicable tariffs, the Subscriber may arrange to have existing Service under this Agreement moved within the same premises. The Subscriber agrees to pay a nonrecurring charge based upon the estimated cost or tariff rate of such move without interruption or change in the monthly rates.

     11. Service may be transferred to another Subscriber at the same location upon prior written concurrence of the Company. The new Subscriber to whom the Service is transferred will be subject to all tariff provisions and configurations currently in effect for the present Subscriber.

(R) Registered Service Mark of BellSouth Corporation
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     The Agreement is effective when executed by the Subscriber and accepted by the Company, and is subject to and controlled by the provisions of the Company's lawfully filed tariffs, including any changes therein as may be made from time to time.

     ADDRESS:       6611 Bay Circle
                    Suite 160
                    Atlanta, Georgia 30371


     SUBSCRIBER:    InterCept Systems

BY:____________________

TITLE:_________________

                 Southern Bell Telephone and Telegraph Company


ACCEPTED:      ___________________

BY:            ___________________

TITLE:         ___________________



Attachments:  Quantities and Rates per channel for SynchroNet Services
              SynchroNet Locations

(R) Registered Service Mark of BellSouth Corporation
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                  Schedule to SynchroNet(R) Service Agreement
             between Southern Bell Telephone and Telegraph Company
                          and Intercept Systems, Inc.

Intercept Systems, Inc. has entered into identical agreements with Southern Bell for SynchroNet services in the States of Alabama, Florida, Georgia, Kentucky, Louisiana, Mississippi, North Carolina, South Carolina and Tennessee

(R) Registered Service Mark of BellSouth Corporation